Exhibit 99.1

Financial Update by CFO

November 21, 2002

The visibility we have at this time regarding the current quarter tends to reinforce the comments made in the 3Q02 earnings release teleconference call.  We are still anticipating revenue and gross margin results for 4Q02 to be approximately at the 2Q02 levels.  Operating expenses continue to look to be down around 15% on an absolute dollar basis, in comparison to 3Q02.  We are still anticipating not booking any income tax provision for 4Q02.  Cash flow expectation remains neutral to positive for the fourth quarter of 2002.

The business outlook on the order front has improved somewhat since the 3Q02 earnings release teleconference call.  First of all, we are not seeing any order pushouts or cancellations so far this quarter.  Secondly, we are seeing an increase in order quote activity for gold bump systems in all of Asia (including Japan, Taiwan, and China), optical networking systems in Japan, and MEMS systems in Europe.  These potential orders would likely be shipped in the first half of 2003 with revenue spread over 2Q03 and 3Q03.  However, until we receive firm purchase orders from this activity, we are maintaining our 2003 comments made in the 3Q02 earnings release teleconference call.  Those comments anticipated a slightly better business environment than 2002, with modest sequential quarterly revenue growth through the year.  Gross margins should start the year at about the near-term operating model level of 40% and improve as the year progresses, based on the current projected quarterly revenue levels and product mix.  Operating expenses are expected to decrease, perhaps by about 5%-10%, on an absolute dollar basis.  The anticipated tax rate for 2003 is about 10%.

Safe Harbor Statement

Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology thin-film head and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company’s systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the effects of the California power shortage and any adverse effects of the recent terrorist attacks in the United States on the economy in general or our business in particular.  Such risks and uncertainties are described in the company’s SEC reports including the company’s Annual Report on Form 10-K filed as of December 31, 2001 and form 10-Q filed as of September 28, 2002.